Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of March 20, 2020 (this “Agreement”), is entered into by and between ILLINOIS CORN PROCESSING, LLC, a limited liability company organized and existing under the laws of Delaware (“Company”), COMPEER FINANCIAL, PCA, a federally-chartered instrumentality of the United States, successor by merger to 1st Farm Credit Services, PCA (“Lender”), and COBANK, ACB, a federally-chartered instrumentality of the United States (“Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

BACKGROUND:

WHEREAS, the Company, the Lender, and the Agent are parties to that certain Credit Agreement, dated as of September 15, 2017 (as amended, restated, modified, or otherwise supplemented from time to time, the “Credit Agreement”), and the other Loan Documents;

WHEREAS, on March 16, 2020, PEI appointed Winston Mar as its Chief Restructuring Officer;

WHEREAS, the Company has requested that, as of the Effective Date, the Credit Agreement and certain other Loan Documents be amended as herein provided; and

WHEREAS, the Agent and Lender are willing, subject to the terms and conditions hereinafter set forth, to make such amendments;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

  ARTICLE 1 Amendments.

Effective on (and subject to the occurrence of) the Effective Date, the Credit Agreement is amended as follows:

1.1 Amendment to Section 2.1 of the Credit Agreement. Section 2.1 of the Credit Agreement is hereby amended by adding new Sections 2.1(c) and (d) as follows:

“(c) Deferred Principal Payments. If the Company provides the Agent with the Senior Noteholders’ written agreement to defer payments owed on account of the Senior Notes through May 20, 2020, payment of the principal installment payable under the Term Note on March 20, 2020 shall be deferred to (and shall be immediately due and payable upon) May 20, 2020. All other principal installments payable under the Term Note shall remain due and payable upon their respective payment dates as set forth in the Term Note.

(d) Deferred Interest Payments. If the Company provides the Agent with the Senior Noteholders’ written agreement to defer payments owed on account of the Senior Notes through May 20, 2020, payment of the interest payable under the Term Note on (i) March 20, 2020 and (ii) April 20, 2020 shall be deferred to (and shall be immediately due and payable upon) May 20, 2020. All other interest installments payable under the Term Note shall remain due and payable upon their respective payment dates as set forth in the Term Note.”

1.2 Amendment to Section 6.1(f) of the Credit Agreement. Section 6.1(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(f) Rolling 13-Week Cash Flow Forecasts; Variance Report; Payable and Receivable Report. Until the Pekin Lenders and the ICP Lenders have received the Paydown Amount in full, by no later than 9:00 p.m. prevailing Mountain Time on the third Business Day of each week (each such day, a “Reporting Date”), the Company shall deliver to the Agent for each of the Company, PEI, and all wholly-owned and partially-owned subsidiaries of PEI:

(i) a rolling 13-week cash flow forecast prepared by the Company covering the 13-week period commencing with the immediately preceding week and detailing: (1) projected cash receipts; (2) projected disbursements; (3) net cash flow; and (4) such other items set forth therein and other information reasonably requested by Agent for such 13-week period (the “Budget”), in form and substance reasonably acceptable to the Agent.

(ii) a variance report tested as of the most recent Reporting Date for the immediately preceding one-week and four-week period then ended (each such period, a “Testing Period” and each such report, a “Variance Report”), in form and substance reasonably satisfactory to the Agent and the Lender, detailing the following: (i) the aggregate disbursements of the Loan Parties and aggregate receipts during the applicable Testing Period; (ii) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements made during such Testing Period by the Loan Parties against the aggregate disbursements for the Testing Period, as set forth in the applicable Budget; and (iii) a management narrative explaining results of operations and any variances.

(iii) an accounts payable aging report and an accounts receivable aging report as of the last date of the Testing Period.”

1.3 Amendment to Section 6.2(b) of the Credit Agreement. Section 6.2(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b) Patronage.

(i) Each party hereto acknowledges that the bylaws and capital plan (as each may be amended from time to time) of each Farm Credit Lender shall govern (A) the rights and obligations of the parties with respect to the Lender Equities and any patronage refunds or other distributions made on account thereof or on account of the Company’s patronage with such Farm Credit Lender, (B) the Company’s eligibility for patronage distributions from each Farm Credit Lender (in the form of equities and cash) and (C) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations on a non-patronage basis in all or any part of its commitments or outstanding Loans and other financial accommodations made hereunder.

(ii) Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, Section 6.2(c) hereof) and whether or not any Default or Event of Default has occurred or is continuing, until the Pekin Lenders and the ICP Lenders have received the Paydown Amount, any patronage refunds, patronage distributions, or any other distributions due to the Company shall instead be applied by the Agent (1) first, to pay the Amendment Fee, (2) second, to pay professional fees and expenses of the Agent and Lender related to negotiation and documentation of the Eighth Amendment, and (3) third, to pay any other current or future professional fees and expenses of the Agent and Lender (including any retainers, as applicable) related to the Company’s plan to address its balance sheet.”

1.4 New Section 6.14 of the Credit Agreement. The following new Section 6.14 is hereby added to the Credit Agreement:

“6.14. Milestones. The Loan Parties shall perform and deliver the following items, in form and substance satisfactory to the Agent and Lender, on or before the dates specified with respect to such items (the “Milestones”):

(a) On or before April 20, 2020, PEI and the Company shall have delivered to the Agent and Lender a term sheet outlining the terms of a comprehensive balance sheet plan.

(b) On or before April 20, 2020, the Company shall have provided the Agent and Lender with a detailed 13-week cash flow budget, outlining the Company’s capital needs.

1.5 New Section 6.15 of the Credit Agreement. The following new Section 6.15 is hereby added to the Credit Agreement:

“6.15. Access to CRO. PEI and the Company shall provide the Agent and Lender with access to the CRO, and the CRO shall provide the Agent and Lender with, at a minimum, weekly telephonic or in-person updates as to the Company’s operations and restructuring progress.”

1.6 Amendment to Section 9.1 of the Credit Agreement. Section 9.1 of the Credit Agreement is hereby amended by adding new Sections 9.1(n) and (p) as follows:

“(n) Removal of the CRO. PEI terminates, replaces, or reduces the authority of the CRO without the prior written consent of the Agent.

(p) Milestones. The Company fails to satisfy any of the Milestones in accordance with the terms relating to such Milestone.”

1.7 Amendments to Annex A to Credit Agreement.

(a)   Annex A to the Credit Agreement is hereby amended by adding or amending the following definitions, as applicable, in the correct alphabetical order:

“CRO” means Winston Mar, the chief restructuring officer of PEI.

“Pekin Amendment No. 8” means Amendment No. 8 to Credit Agreement, dated March 20, 2020, executed by the Company, the Agent, and the Lender.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time. When used in this Agreement in reference to the Lender Equities, “Farm Credit Lender” shall also include the affiliate of such Farm Credit Lender in which such Lender Equities are purchased or acquired, as applicable.

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement, dated March 20, 2020, executed by ICP, the ICP Lenders, and the agent thereto.

“Senior Noteholders” means the holders of the Senior Notes.

“Senior Notes” means PEI’s senior secured notes due 2019, issued pursuant to that certain Note Purchase Agreement, dated December 12, 2016, in an aggregate principal amount of $68.9 million.

ARTICLE 2 Representations and Warranties; Acknowledgments.

2.1 In order to induce the Agent and the Lender to make the amendments provided for in Article 1, the Company hereby represents and warrants to the Agent and the Lender as of the Effective Date that:

(a)   the recitals set forth above are true, complete, accurate, and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects) and are part of this Agreement, and such recitals are incorporated herein by this reference;

(b) all representations and warranties made and given by the Loan Parties in the Loan Documents are true, complete, accurate, and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects), as if given on the Effective Date (or, as to representations and warranties that specifically refer to an earlier date, as of such earlier date) after giving effect to this Agreement;

(c)   the Loan Parties have no claims, offsets, rights of recoupment, counterclaims, or defenses (other than payment) with respect to: (a) the payment of any amount due under the Loans and the Loan Documents; (b) the performance of the Loan Parties’ obligations under the Loan Documents; or (c) the liability of the Loan Parties under the Loan Documents;

(d) the Agent and the Lending Parties: (i) have not breached any duty to the Loan Parties in connection with the Loans or the Loan Documents; and (ii) have fully performed all obligations they may have had or now have to the Loan Parties;

(e)   the Loan Parties have had the assistance of independent counsel of their own choice, or have had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of this Agreement. Before execution of this Agreement, the Loan Parties have had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement;

(f)    the Loan Parties are not acting in reliance on any representation, understanding, or agreement from or with the Agent or the Lending Parties not expressly set forth herein. The Loan Parties acknowledge that none of the Agent or the Lending Parties has made any representation with respect to the subject of this Agreement except as expressly set forth herein. The Company has executed this Agreement as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any Person;

(g) all interest or other fees or charges which have been imposed, accrued or collected by Agent under the Loan Documents or in connection with the Loans through the date of this Agreement, and the method of computing the same, were and are proper and agreed to by the Loan Parties, and were properly computed and collected;

(h) this Agreement is not intended by the parties to be a novation of the Loan Documents and, except as expressly waived, deferred, or otherwise modified herein, all terms, conditions, rights, and obligations as set out in the Loan Documents are hereby reaffirmed and shall otherwise remain in full force and effect as originally written and agreed;

(i)    notwithstanding anything to the contrary in this Agreement, except as waived, deferred, or modified herein, the Loan Documents are in full force and effect in accordance with their respective terms, remain legal, valid and binding obligations of the Loan Parties that are enforceable in accordance with their respective terms, have not been modified or amended (except in written amendments executed by the parties), and are hereby reaffirmed and ratified by the Loan Parties;

(j)    all information provided by the Loan Parties (or any of its agents or representatives) to the Agent or the Lending Parties prior to the Effective Date is true, correct and complete in all material respects as of the date provided and does not contain any untrue statements of fact or omit to state a fact necessary to make the statements made not misleading in any material respect;

(k) all financial statements delivered by the Loan Parties (or any of its agents or representatives) to the Agent or the Lending Parties prior to the Effective Date are true and correct in all material respects and fairly present the financial condition of the Loan Parties;

(l)    as of the Effective Date, the Company has delivered to the Agent all statements, notices, certificates, projections, updates, and other information required under Article 6 of the Credit Agreement;

(m)    the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder are within the corporate or company powers and authority of the Company, have been duly authorized by all necessary corporate action, and do not and will not contravene or conflict with the charter or by-laws of the Company;

(n) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, covenants, and conditions;

(o) after giving effect to this Agreement, no Default or Event of Default (other than related to any Excluded Event) has occurred and is continuing; and

(p) the Company received and acknowledges the letter from counsel to the Agent, dated March 17, 2020, regarding the Agent’s reservation of rights as to the proposed sale of Pacific Aurora, LLC.

2.2 In order to induce the Agent and Lender to make the amendments provided for in Article 1, the Company hereby represents and warrants to the Agent and the Lending Parties that (a) as of the Effective Date, the Accounts Receivable Amount is not greater than $18,000,000, and (b) at no time shall the Company permit the Accounts Receivable Amount to exceed $18,000,000.

2.3 In order to induce the Agent and Lender to make the amendments provided for in Article 1, the Company hereby ratifies and confirms all of the terms, covenants and conditions set forth in the Loan Documents as modified herein and hereby agrees, acknowledges and reaffirms that (a) the Loan Documents, as modified herein, constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, covenants, and conditions, (b) the Company remains unconditionally liable to the Agent and the Lending Parties in accordance with the respective terms, covenants, and conditions set forth in the Loan Documents, as modified herein, (c) the Agent and Lender have valid, duly perfected, fully enforceable Liens on the Collateral, (d) all Liens heretofore granted to the Agent and Lender in the Collateral continue in full force and effect and secure the Obligations, (e) the Company shall execute and deliver to the Agent and the Lending Parties any and all agreements and other documentation and to take any and all actions reasonably requested by the Agent and the Lending Parties at any time to assure the perfection, protection, priority, and enforcement of the Agent’s and the Lender’s rights under the Loan Documents (including this Agreement) with respect to all such Liens (but without any increase to the obligations or liabilities of the Company under the Loan Documents), and (f) as of the Effective Date, the amount of the Obligations owing under the Loan Documents (exclusive of attorneys’ fees and other fees, expenses, advances, and costs) totaled $30,255,516.70, consisting of (i) unpaid principal of $12,000,000.00 and accrued, unpaid interest of $102,206.66 on the Term Loan, and (ii) unpaid principal of $18,000,000.00 and accrued, unpaid interest of $153,310.00 on the Revolving Term Loan together with (iii) third party costs and expenses, including attorney and advisor fees and costs.

ARTICLE 3 Conditions to Effectiveness.

This Agreement shall become effective on such date (the “Effective Date”) when each of the following conditions has been satisfied:

3.1 Delivery of Closing Documents. The Agent shall have received each of the documents set forth on Schedule I hereto in form and content acceptable to the Agent.

3.2 Updated Schedules. The Agent shall have received updated schedules (as applicable) to the Credit Agreement in accordance with Section 6.11 of the Credit Agreement.

3.3 Reimbursement of Fees/Expenses. The Company shall have paid all fees and expenses of the Agent and the Lending Parties (including legal, advisory, consulting, audit, and other professional fees and expenses) that accrued in relation to the Loan Documents, including, without limitation, all out-of-pocket fees and expenses incurred in connection with the preparation, drafting, negotiation, and implementation of this Agreement.

3.4 Amendment Fee. The Company shall have paid the Lender a non-refundable amendment fee, in cash, in an amount equal to 0.25 percent of the current amount of the outstanding principal (the “Amendment Fee”).

3.5 Required Consents, etc. The Company shall have delivered to the Agent all consents, authorizations and amendments determined by the Agent to be necessary to ensure the enforceability of the Loan Documents, including a certificate of the secretary or other appropriate officer of each Loan Party certifying (i) that the execution, delivery and performance of this Agreement, the Credit Agreement as amended hereby and the other Loan Documents have been duly approved by all necessary action of the governing board of such Loan Party, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) that the organizational document of such Loan Party, which were certified and delivered to the Agent pursuant to the most recent certificate of secretary or other appropriate officer of such Loan Party, continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificate to be delivered as of the date hereof; and (iii) that the officers and agents of such Loan Party who have been certified to the Agent, pursuant to the most recent certificate of secretary or other appropriate officer given by such Loan Party, as being authorized to sign and to act on behalf of such Loan Party continue to be so authorized or setting forth the sample signatures of each of the officers and agents of such Loan Party authorized as of the date hereof to execute and deliver this Agreement, the other Loan Documents and all other documents, agreements and certificates on behalf of such Loan Party.

Upon the delivery by the Agent of a fully executed copy of this Agreement to the Company, the conditions set forth above shall be deemed satisfied and the Effective Date shall be deemed to have occurred as of the date so delivered.

ARTICLE 4 Release.

As a material part of the consideration for Agent and Lender entering into this Agreement, the Company agrees as follows (the “Release Provision”)

4.1 The Company hereby releases and forever discharges the Agent and the Lending Parties and each such parties’ respective predecessors, successors, assigns, participants, officers, managers, directors, shareholders, employees, agents, advisors, attorneys, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as “Released Group”), jointly and severally, from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions, and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether presently possessed or possessed in the future, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, and including whether arising from the negligence (but not the gross negligence or willful misconduct) of any of the Released Group, which the Company may have or claim to have against any of the Released Group, in each case only to the extent arising or accruing prior to and including the Effective Date.

4.2 The Company agrees not to sue any of the Released Group or in any way assist any other person or entity in suing any of the Released Group with respect to any claim released herein. This Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

4.3 The Company is the sole owner of the claims released by the Release Provision, and the Company has not heretofore conveyed or assigned any interest in any such claims to any other person or entity. The Company understands that the Release Provision was a material consideration in the agreement of the Agent and Lender to enter into this Agreement.

4.4 It is the express intent of the Company that the release and discharge set forth in the Release Provision be construed as broadly as possible in favor of the Released Group so as to foreclose forever the assertion by the Company of any claims released hereby against any of the Released Group. If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.

ARTICLE 5 Miscellaneous.

5.1 Loan Document Pursuant to Credit Agreement. This Agreement is a Loan Document executed pursuant to the Credit Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, and conditions contained in the Credit Agreement and each other Loan Document shall remain unamended and otherwise unmodified and in full force and effect.

5.2 Limitation of Amendments. The amendments provided in Article 1 shall be limited precisely as provided for therein and shall not be deemed to be a waiver of, amendment of, consent to, or modification of any other term or provision of the Credit Agreement or any term or provision of any other Loan Document or of any transaction or further or future action on the part of the Loan Parties which would require the consent of the Agent or the Lending Parties under the Credit Agreement or any other Loan Document.

5.3 Collateral. To the extent any Collateral is personal property, the Loan Parties hereby renounce and waive all rights that are waivable under Article 9 of the Uniform Commercial Code (the “UCC”) of any jurisdiction in which any Collateral may now or hereafter be located. The Loan Parties also hereby acknowledge and agree that a public sale shall constitute a commercially reasonable manner for the disposition of the Collateral.

5.4 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

5.5 Incorporation of Credit Agreement Provisions. The provisions of Article 11 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

[SIGNATURE PAGE TO AMENDMENT NO. 2]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COMPANY:

ILLINOIS CORN PROCESSING, LLC

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 2]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

LENDER:

COMPEER FINANCIAL, PCA

By:	/s/ Kevin Buente
Name:	Kevin Buente
Title:	Principal Credit Officer

[SIGNATURE PAGE TO AMENDMENT NO. 2]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COBANK, ACB

By:	/s/ Janet Downs
Name:	Janet Downs
Title:	Vice President

Schedule I

Closing Deliveries

1.	Updated schedules to the Credit Agreement (as applicable)

2.	Amendment to Pekin Credit Agreement executed by Pekin

3.	Updated schedules to Pekin Credit Agreement (as applicable)